Exhibit 99.1

November 4, 2014	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners Announces
Third-quarter 2014 Results;
Revises 2014 Financial Guidance

Natural Gas Gathering and Processing Volumes Continue to Increase

Increases Unannounced Project
Backlog to a Range of $4 Billion to $5 Billion

TULSA, Okla. – Nov. 4, 2014 – ONEOK Partners, L.P. (NYSE: OKS) today announced third-quarter 2014 net income attributable to ONEOK Partners of $167.2 million, or 32 cents per unit, which includes a noncash impairment charge of $76.4 million, or 31 cents per unit, in the natural gas gathering and processing segment. In the third quarter 2013, net income attributable to ONEOK Partners was $216.3 million, or 64 cents per unit.

The noncash impairment charge, which is included in equity earnings from investments, resulted from the partnership’s equity investment in Bighorn Gas Gathering, a natural gas gathering system located in the coal-bed methane area of the Powder River Basin in Wyoming, where dry natural gas volumes continue to decline.

Third-quarter 2014 adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) were $388.6 million, a 17 percent increase compared with $331.9 million in the third quarter 2013.

Third-quarter 2014 results reflect higher natural gas volumes gathered, processed and sold, and higher natural gas liquids (NGL) volumes sold in the natural gas gathering and processing segment, and higher margin NGL volumes from connections with new natural gas processing plants in the Williston Basin and Mid-Continent regions in the natural gas liquids segment.

Third-quarter 2014 distributable cash flow (DCF) was $293.3 million, providing 1.05 times coverage of the cash distributions that will be paid, a 13 percent increase compared with third-quarter 2013 DCF of $259.1 million that provided 1.14 times coverage.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

“Completed capital-growth projects in our natural gas gathering and processing, and natural gas liquids segments continue to add incremental earnings and distributable cash flow, and increased natural gas volumes on our systems throughout our operating areas,” said Terry K. Spencer, president and chief executive officer of ONEOK Partners.

“With our recent announcements of new natural gas processing facilities in North Dakota, Wyoming and Oklahoma, we continue to add natural gas and natural gas liquids infrastructure to better serve our customers and producers. And, our recently announced acquisition of NGL assets – the West Texas LPG and Mesquite NGL pipelines – in the Permian Basin gives us a significant NGL presence in yet another highly productive NGL-rich region,” Spencer said.

“Once the acquisition is complete and integrated into our existing systems, these assets are expected to generate ONEOK Partners adjusted EBITDA multiples of six to eight times between 2017 and 2020 through enhanced customer services and volume increases from pipeline capacity expansions which are expected to cost ONEOK Partners approximately $500 million between 2015 and 2019,” continued Spencer. “Potential margins realized downstream from fee-based fractionation and storage services at our Mont Belvieu facilities could further enhance these multiples.”

“Our strategically positioned assets allow us to serve producers in multiple highly productive NGL-rich areas, including the Williston Basin, the Powder River Basin, the Cana-Woodford, Stack and SCOOP plays in Oklahoma, and the Permian Basin of West Texas and southeastern New Mexico,” Spencer added. “In addition to announcing approximately $2.5 billion in capital investments in 2014, we also increased our total backlog of unannounced growth projects to a range of $4 billion to $5 billion.”

Year-to-date net income attributable to ONEOK Partners was $647.1 million, or $1.65 per unit, which includes the noncash impairment charge of $76.4 million related to ONEOK Partners’ equity investment in Bighorn Gas Gathering, compared with $575.3 million, or $1.68 per unit, in the same period last year.

Year-to-date 2014 adjusted EBITDA was $1.14 billion, a 26 percent increase compared with $907.4 million in the same period last year.

DCF for the first nine months of 2014 was $863.5 million, providing 1.11 times coverage, a 23 percent increase compared with $704.2 million for the same period last year, providing coverage of 1.04 times.

In the third quarter 2014, the partnership issued approximately 1.4 million common units through its at-the-market equity program. No common units were issued through the equity program in the third quarter 2013.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

During the first nine months of 2014, the partnership has issued approximately 4.4 million common units through its at-the-market equity program, compared with 300,000 during the same period last year.

There was a weighted average of approximately 240.6 million units outstanding for the nine-month period ending Sept. 30, 2014, compared with a weighted average of approximately 222.3 million units outstanding for the nine-month period ending Sept. 30, 2013.

2014 REVISED FINANCIAL GUIDANCE

The partnership revised its 2014 net income guidance range to $910 million to $970 million, compared with the previous guidance range of $975 million to $1.075 billion announced on Dec. 3, 2013. The partnership’s DCF is expected to be in the range of $1.155 billion to $1.215 billion, compared with the previous guidance range of $1.15 billion to $1.25 billion.

In addition, the partnership’s adjusted EBITDA is expected to be in the range of $1.55 billion to $1.61 billion, compared with the previous guidance range of $1.565 billion to $1.665 billion.

These revisions reflect the noncash impairment charge of $76.4 million in the natural gas gathering and processing segment during the third quarter 2014, and lower anticipated earnings in the partnership’s natural gas liquids segment due to narrower NGL location price differentials and lower expected NGL volumes as a result of increased ethane rejection.

Anticipated decreases in the natural gas liquids segment are expected to be partially offset by better than expected performance in the natural gas gathering and processing and natural gas pipelines segments due to increased natural gas volumes in the Williston Basin and Mid-Continent from recently completed projects and higher earnings in the natural gas pipelines segment due to weather-related seasonal demand in the first quarter 2014 and approximately $16 million from anticipated gains on the sale of non-core assets in the fourth quarter 2014.

The partnership also revised 2014 volume guidance for natural gas gathered and processed and NGLs gathered and fractionated. Natural gas gathered is expected to be approximately 1,720 billion British thermal units per day (BBtu/d), compared with the previous guidance of 1,700 BBtu/d, and natural gas processed is expected to be approximately 1,510 BBtu/d, compared with the previous guidance of 1,410 BBtu/d, due primarily to volume growth in the Williston Basin and Mid-Continent from new natural gas processing plants placed in service. Natural gas gathered and natural gas processed are expected to reach approximately 1,850 BBtu/d and 1,600 BBtu/d, respectively, during the fourth quarter 2014.

NGLs gathered are expected to be approximately 520,000 barrels per day (bpd), compared with the previous 2014 guidance of 631,000 bpd, and NGLs fractionated are expected

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

to be approximately 530,000 bpd, compared with the previous guidance of 589,000 bpd, due primarily to increased ethane rejection, the slower than expected ramp-up of previously connected natural gas processing plants and the impact of severely cold weather in the first quarter 2014. NGLs gathered and fractionated are expected to reach approximately 575,000 bpd during the fourth quarter 2014.

The partnership’s 2014 capital expenditures are expected to be approximately $1.7 billion, compared with the previous guidance of approximately $2.1 billion. The decrease in 2014 capital expenditures has no impact on projected capital-growth project costs or scheduled completion dates.

> View guidance midpoint tables

THIRD-QUARTER AND YEAR-TO-DATE 2014 FINANCIAL PERFORMANCE

Third-quarter 2014 operating income was $293.0 million, compared with $240.1 million in the third quarter 2013.

Increases in third-quarter 2014 operating income reflect:

•	Higher natural gas volumes gathered, processed and sold, and higher NGL volumes sold in the natural gas gathering and processing segment as a result of recently completed capital-growth projects;

•	Higher margin NGL volumes delivered from connections with new natural gas processing plants in the Williston Basin and Mid-Continent regions; and

•	Higher natural gas pipeline transportation revenues due to increased rates on intrastate pipelines and higher natural gas volumes transported in the natural gas pipelines segment.

These increases were offset partially by lower net realized NGL and condensate prices in the natural gas gathering and processing segment, increased ethane rejection resulting in lower volumes in the natural gas liquids segment and higher operating costs and depreciation and amortization expense from completed capital-growth projects.

Operating costs were $170.8 million in the third quarter 2014, compared with $122.4 million in the same period last year, due primarily to the growth of the partnership’s operations related to completed capital-growth projects.

Depreciation and amortization expense was $73.9 million in the third quarter 2014, compared with $61.2 million for the same period last year, due to the growth of the partnership’s operations.

Third-quarter 2014 equity earnings were a loss of $52.3 million, compared with equity earnings of $27.5 million in the third quarter 2013. The decrease in equity earnings is primarily

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

due to the $76.4 million noncash impairment charge related to ONEOK Partners’ 49 percent equity investment in Bighorn Gas Gathering, a natural gas gathering system located in the coal-bed methane area of the Powder River Basin in Wyoming, where dry natural gas volumes continue to decline. The remaining net book value of the partnership’s equity investment in Bighorn Gas Gathering is $8.8 million.

Capital expenditures were $380.5 million in the third quarter 2014, compared with $449.1 million in the same period in 2013, due to the timing of expenditures on capital-growth projects.

Year-to-date 2014 operating income was $848.0 million, compared with $647.8 million in 2013.

Operating costs for the nine-month 2014 period were $481.6 million, compared with $384.6 million for the same period last year.

Depreciation and amortization expense for the first nine months of 2014 was $212.1 million, compared with $174.1 million for the same period last year.

Year-to-date 2014 equity earnings were $6.7 million, compared with $79.7 million for the same period last year, primarily due to the noncash impairment charge in the natural gas gathering and processing segment.

Year-to-date 2014 capital expenditures were $1.2 billion, compared with $1.4 billion for the same period last year, due to the timing of expenditures on capital-growth projects.

> View earnings tables

THIRD-QUARTER 2014 SUMMARY:

•	Natural gas gathering and processing segment operating income of $82.9 million, compared with $58.5 million in the third quarter 2013;

•	Natural gas liquids segment operating income of $173.8 million, compared with $146.2 million in the third quarter 2013;

•	Natural gas pipelines segment operating income of $36.2 million, compared with $35.2 million in the third quarter 2013;

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Completing the sale of approximately $81.3 million of common units through the partnership’s at-the-market equity program, which resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 38.3 percent at Sept. 30, 2014, from 38.5 percent at June 30, 2014;

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Filing a registration statement with the Securities and Exchange Commission to register an additional $650 million of common units for the partnership’s at-the-market equity program, which was declared effective in September 2014;

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

•
Having $54.0 million of cash and cash equivalents, $14.0 million in letters of credit issued, no commercial paper outstanding and no borrowings outstanding under the partnership’s $1.7 billion revolving credit facility as of Sept. 30, 2014; and

•	Increasing in October the third-quarter 2014 distribution to 77.5 cents per unit, or $3.10 per unit on an annualized basis, payable on Nov. 14, 2014, to unitholders of record on Nov. 3, 2014.

RECENTLY ANNOUNCED CAPITAL-GROWTH PROJECTS:

•	Increasing the backlog of unannounced capital-growth projects to a range of $4 billion to $5 billion from a previous range of $3 billion to $4 billion;

•	Increasing investments in its 2010 to 2016 capital-growth program to a range of $8.3 billion to $9.0 billion by announcing new projects and acquisitions, including:

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Approximately $800 million to acquire approximately 2,600 miles of NGL pipelines and related assets in the Permian Basin in southeastern New Mexico and West Texas from affiliates of Chevron Corporation, including an 80 percent interest in the West Texas LPG Pipeline Limited Partnership and 100 percent interest in the Mesquite Pipeline. The transaction is expected to close in the fourth quarter 2014;

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$230 million to $330 million to construct the Bear Creek plant, an 80-million cubic feet per day (MMcf/d) natural gas processing facility and related infrastructure in the Williston Basin in North Dakota, which is expected to be completed during the second quarter 2016; and an additional $35 million to $45 million to construct an NGL pipeline connecting the Bear Creek natural gas processing plant to the partnership’s Bakken NGL Pipeline, which is expected to be completed in the third quarter 2016;

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$170 million to $245 million to construct the Bronco plant, a 100-MMcf/d natural gas processing facility and related infrastructure in the Powder River Basin in Wyoming; and an additional $45 million to $60 million to construct an NGL pipeline connecting the Bronco plant to the partnership’s Niobrara NGL Lateral. Both projects are expected to be completed during the third quarter 2016;

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$515 million to $670 million to construct the Demicks Lake plant, a 200-MMcf/d natural gas processing facility and related infrastructure in the Williston Basin in North Dakota; and an additional $10 million to $15 million to construct an NGL pipeline connecting the Demicks Lake plant to the partnerships’ existing Bakken NGL Pipeline. Both projects are expected to be completed in the third quarter 2016;

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$80 million to $100 million to construct additional natural gas compression to take advantage of additional natural gas processing capacity as a result of better than expected plant performance at the partnership’s existing and planned Garden Creek and Stateline natural gas processing plants in the Williston Basin by a total of 100 MMcf/d, which is expected to be completed in the fourth quarter 2015; and

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

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$365 million to $470 million to construct the Knox plant, a 200-MMcf/d natural gas processing facility and related infrastructure in Oklahoma’s SCOOP play, which is expected to be completed in the fourth quarter 2016;

•	Completing projects totaling more than $800 million, including:

–	The Garden Creek II and III plants, 100-MMcf/d natural gas processing facilities in the Williston Basin in North Dakota, which were completed in August and October, respectively;

–	The expansion of the Bakken NGL Pipeline, which increases the pipeline’s capacity to 135,000 barrels per day (bpd) from 60,000 bpd, which was completed in September; and

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The Niobrara NGL Lateral, an NGL pipeline that connects the partnership’s Sage Creek natural gas processing facility in the NGL-rich Niobrara Shale formation in Wyoming’s Powder River Basin to the partnership’s Bakken NGL Pipeline; which was completed in September.

BUSINESS-SEGMENT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported third-quarter 2014 operating income of $82.9 million, compared with $58.5 million in the third quarter 2013, which reflects:

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A $50.0 million increase due primarily to natural gas volume growth in the Williston Basin and Cana-Woodford Shale and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees;

•	A $3.4 million increase due primarily to changes in contract mix; and

•	A $6.1 million decrease due primarily to lower net realized NGL and condensate prices.

Operating costs in the third quarter 2014 were $64.3 million, compared with $45.1 million in the third quarter 2013, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $10.9 million increase due to higher materials and supplies, and outside services expenses; and

•	An $8.5 million increase due to higher labor and employee benefit costs.

Depreciation and amortization expense in the third quarter 2014 was $31.3 million, compared with $27.4 million in 2013, due to the completion of capital-growth projects and acquisitions.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

Equity earnings from investments were a loss of $71.1 million, including the noncash impairment charge of $76.4 million, in the third quarter 2014, compared with equity earnings of $4.7 million in the same period in 2013.

Operating income for the nine-month 2014 period was $208.9 million, compared with $147.7 million in the same period last year, which reflects:

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A $111.4 million increase due primarily to natural gas volume growth in the Williston Basin and Cana-Woodford Shale and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees, offset partially by wellhead freeze-offs due to severely cold weather in the first quarter 2014;

•	An $8.5 million increase due primarily to changes in contract mix;

•	A $7.8 million increase due primarily to higher net realized natural gas and NGL prices; and

•	A $6.4 million decrease due to a condensate contract settlement in 2013.

Operating costs for the nine-month 2014 period were $188.5 million, compared with $141.7 million for the same period last year, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $32.3 million increase due to higher materials and supplies, and outside services expenses; and

•	A $17.3 million increase due to higher labor and employee benefit costs.

Depreciation and amortization expense for the nine-month 2014 period was $89.6 million, compared with $76.4 million for the same period last year, due to the completion of capital-growth projects and acquisitions.

Equity earnings from investments for the nine-month 2014 period were a loss of $60.5 million, including the noncash impairment charge of $76.4 million in the third quarter 2014, compared with equity earnings of $16.2 million for the same period last year.

Key Statistics: More detailed information is listed on page 25 in the tables.

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Natural gas gathered was 1,847 billion British thermal units per day (BBtu/d) in the third quarter 2014, up 33 percent compared with the same period in 2013 due to volume growth from new natural gas processing plants placed in service and increased ownership in the Maysville, Oklahoma, natural gas processing plant, offset partially by continued natural gas production declines in Kansas; and up 12 percent compared with the second quarter 2014;

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

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Natural gas processed was 1,666 BBtu/d in the third quarter 2014, up 47 percent compared with the same period in 2013 due to volume growth from new natural gas processing plants placed in service and the increased ownership in the Maysville, Oklahoma, natural gas processing plant; and up 15 percent compared with the second quarter 2014;

•	NGL sales were 111,000 bpd in the third quarter 2014, up 34 percent compared with the same period in 2013; and up 13 percent compared with the second quarter 2014;

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The realized composite NGL net sales price was 93 cents per gallon in the third quarter 2014, up 3 percent compared with the same period in 2013; and down 3 percent compared with the second quarter 2014;

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The realized condensate net sales price was $81.02 per barrel in the third quarter 2014, down 11 percent compared with the same period in 2013; and up 5 percent compared with the second quarter 2014; and

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The realized residue natural gas net sales price was $3.92 per million British thermal units (MMBtu) in the third quarter 2014, up 17 percent compared with the same period in 2013; and down 4 percent compared with the second quarter 2014.

In March 2014, the Canadian Valley natural gas processing plant in Oklahoma was completed, which has better ethane-rejection capabilities than the partnership’s other processing plants in the Mid-Continent region. As a result, the partnership’s realized composite NGL net sales price for the third quarter 2014 increased compared with the same period in 2013, while most individual NGL product prices were lower compared with the third quarter 2013. The Garden Creek, Garden Creek II, Stateline I and Stateline II natural gas processing plants in the Williston Basin have the capability to recover ethane when economic conditions warrant but did not do so during the first nine months of 2014. As a result, the partnership’s equity NGL volumes were weighted less toward ethane and more toward propane, iso-butane, normal butane and natural gasoline, and are expected to remain this way through at least 2016 due to expected ethane rejection.

In the third quarter 2014, the segment connected approximately 420 wells, compared with approximately 340 in the same period in 2013. Year to date, the partnership has connected approximately 1,010 wells, compared with approximately 950 wells connected in the same period in 2013.

The partnership expects to connect approximately 1,300 wells in 2014, compared with approximately 1,160 wells in 2013. Due to improved producer drilling and recovery techniques, natural gas volumes from new wells have increased, resulting in higher volumes gathered from newer well connections.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

The following table contains equity-volume information for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Equity-Volume Information (a)	2014	2013	2014	2013

NGL sales (MBbl/d)	16.0	14.6	16.6	13.8
Condensate sales (MBbl/d)	2.6	2.0	3.1	2.4
Residue natural gas sales (BBtu/d)	134.5	76.8	109.6	67.7
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services. The following tables provide hedging information for equity volumes in the natural gas gathering and processing segment in the periods indicated:

	Three Months Ending December 31, 2014
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	11.3	$1.17	/ gallon	63%
Condensate (MBbl/d)	2.7	$2.21	/ gallon	73%
Total (MBbl/d)	14.0	$1.37	/ gallon	64%
Natural gas (BBtu/d)	96.0	$4.07	/ MMBtu	73%

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	1.2	$1.07	/ gallon	5%
Natural gas (BBtu/d)	61.3	$4.34	/ MMBtu	41%

The partnership expects its NGL and natural gas commodity-price sensitivities to increase in the future as its capital-growth projects are completed and volumes increase under percent-of-proceeds contracts, with a fee-based component, with its customers.

All of the natural gas gathering and processing segment’s commodity-price sensitivities are estimated as a hypothetical change in the price of natural gas, NGLs and crude oil as of Sept. 30, 2014, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

The natural gas gathering and processing segment estimates the following sensitivities:

•	A 10-cent-per-MMBtu change in the price of residue natural gas would change 12-month forward net margin by approximately $5.1 million;

•	A 1-cent-per-gallon change in the composite price of NGLs would change 12-month forward net margin by approximately $3.1 million; and

•	A $1.00-per-barrel change in the price of crude oil would change 12-month forward net margin by approximately $1.6 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, affecting natural gas gathering and processing margins for certain contracts.

Natural Gas Liquids Segment

The natural gas liquids segment reported third-quarter 2014 operating income of $173.8 million, compared with $146.2 million in the third quarter 2013, which reflects:

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A $53.0 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin and Mid-Continent regions, and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes from the termination of a contract;

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An $11.7 million increase in optimization and marketing margins, which resulted from an $8.7 million increase in margins due primarily to marketing and truck and rail activities, and a $7.5 million increase due primarily to wider NGL product price differentials; offset by a decrease of $4.5 million due primarily to lower optimization volumes; and

•	A $5.6 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes.

Operating costs were $77.0 million in the third quarter 2014, compared with $57.0 million in the third quarter 2013, due primarily to completed capital-growth projects, which reflect:

•	A $7.5 million increase due to higher labor and employee benefit costs;

•	A $5.9 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $3.3 million increase due to higher property taxes related to completed capital-growth projects; and

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

•	A $1.3 million increase due to higher costs for chemicals, materials and supplies.

Depreciation and amortization expense in the third quarter 2014 was $31.7 million, compared with $23.0 million in the same period in 2013, due to the completion of capital-growth projects.

Equity earnings from investments were $4.4 million in the third quarter 2014, compared with $6.3 million in the same period in 2013.

The decrease in equity earnings in the third quarter 2014 was due primarily to increased ethane rejection and higher operating costs, offset partially by higher volumes delivered to the partnership’s 50 percent-owned Overland Pass Pipeline from the Bakken NGL Pipeline, which was placed in service in April 2013.

Operating income for the nine-month 2014 period was $509.5 million, compared with $396.0 million in the same period last year, which reflects:

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A $92.4 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin and Mid-Continent regions, and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes from the termination of a contract;

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An $84.1 million increase in optimization and marketing margins, resulting from a $33.7 million increase due primarily to wider NGL product price differentials, a $26.7 million increase in marketing margins, related primarily to increased weather-related seasonal demand for propane during the first quarter 2014, and marketing and truck and rail activities in the second and third quarters 2014; and a $23.7 million increase due primarily to significantly wider NGL location price differentials, primarily related to increased weather-related seasonal demand for propane during the first quarter 2014;

•	An $18.7 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	A $4.5 million increase in storage margins due primarily to contract renegotiations;

•	A $9.4 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes; and

•	A $5.0 million decrease from the impact of lower operational measurement gains.

Operating costs for the nine-month 2014 period were $218.2 million, compared with $171.1 million for the same period last year, which reflect:

•	A $16.9 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $12.5 million increase due to higher labor and employee benefit costs;

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

•	A $9.9 million increase due to higher property taxes related to completed capital-growth projects; and

•	A $2.7 million increase due to higher costs for chemicals, materials and supplies.

Depreciation and amortization expense for the nine-month 2014 period was $89.8 million, compared with $65.0 million for the same period last year.

Nine-month 2014 equity earnings from investments were $13.6 million, compared with $15.4 million for the same period last year.

Key Statistics: More detailed information is listed on page 25 in the tables.

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NGLs transported on gathering lines were 529,000 bpd in the third quarter 2014, down 8 percent compared with the same period in 2013, due primarily to the termination of a contract and increased ethane rejection in the Mid-Continent and Rocky Mountain regions, offset partially by volumes from new plants connected in the Williston Basin and Mid-Continent regions; and up 2 percent compared with the second quarter 2014;

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NGLs fractionated were 553,000 bpd in the third quarter 2014, down 1 percent compared with the same period in 2013, due primarily to the termination of a contract and increased ethane rejection in the Mid-Continent and Rocky Mountain regions, offset partially by volumes from new plants connected in the Williston Basin and Mid-Continent regions; and up 6 percent compared with the second quarter 2014;

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NGLs transported on distribution lines were 377,000 bpd in the third quarter 2014, down 17 percent compared with the same period in 2013, due primarily to lower volumes transported for the partnership’s optimization business due to narrower location price differentials between the Conway and Mont Belvieu market centers and increased ethane rejection, offset partially by an increase in exchange services volumes delivered to Mont Belvieu due to the completed Sterling III pipeline, which was placed in service in March 2014; and down 13 percent compared with the second quarter 2014, due primarily to lower volumes in the partnership’s optimization business due to narrower location price differentials between the Conway and Mont Belvieu market centers and increased ethane rejection; and

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The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 3 cents per gallon in the third quarter 2014, compared with 4 cents per gallon in the same period in 2013; and 3 cents per gallon in the second quarter 2014.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported third-quarter 2014 operating income of $36.2 million, compared with $35.2 million for the third quarter 2013, which reflects:

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

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A $7.7 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines, increased contracted capacity and rates at Midwestern Gas Transmission Company and increased interruptible transportation revenues from higher natural gas volumes transported;

•	A $1.0 million increase from additional storage services to meet utility customers’ peak-day demand; and

•	A $4.3 million decrease due to lower storage revenues from lower contracted capacity.

Third-quarter 2014 equity earnings from investments were $14.4 million, compared with $16.5 million in the same period in 2013, due primarily to lower contracted capacity.

Operating income for the nine-month 2014 period was $128.7 million, compared with $102.9 million in the same period last year, which reflects:

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A $21.5 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines, increased contracted capacity and rates at Midwestern Gas Transmission Company and increased interruptible transportation revenues from higher natural gas volumes transported;

•	A $6.0 million increase from higher short-term natural gas storage services due to increased park-and-loan services associated with weather-related seasonal demand primarily in the first quarter 2014;

•	A $5.9 million increase from higher net retained fuel due to higher natural gas prices and additional natural gas volumes retained;

•	A $5.0 million increase from higher park-and-loan services as a result of weather-related seasonal demand on its interstate natural gas pipelines in the first quarter 2014;

•	A $2.6 million increase primarily from additional storage services to meet utility customers’ peak-day demand; and

•	A $10.0 million decrease due to lower storage revenues from lower contracted capacity.

Equity earnings from investments for the nine-month 2014 period were $53.7 million, compared with $48.1 million for the same period last year, due primarily to increased park-and-loan services on Northern Border Pipeline as a result of increased weather-related seasonal demand in the first quarter 2014, offset partially by lower contracted capacity in the third quarter 2014.

Key Statistics: More detailed information is listed on page 25 in the tables.

•
Natural gas transportation capacity contracted was 5,725 thousand dekatherms per day in the third quarter 2014, up 5 percent compared with the same period in 2013; and up 1 percent compared with the second quarter 2014;

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

•	Natural gas transportation capacity subscribed was 90 percent in the third quarter 2014, up 1 percent compared with the same period in 2013; and unchanged from the second quarter 2014; and

•
The average natural gas price in the Mid-Continent region was $3.77 per MMBtu in the third quarter 2014, up 10 percent compared with the same period in 2013; and down 14 percent compared with the second quarter 2014.

CAPITAL-GROWTH ACTIVITIES:

The partnership has announced approximately $8.3 billion to $9.0 billion in capital-growth projects and acquisitions between 2010 and 2016, of which approximately $4.7 billion have been completed.

In addition, the partnership increased its unannounced project backlog to a range of $4 billion to $5 billion from its previous range of $3 billion to $4 billion.

Of the approximately $4.2 billion to $4.8 billion of announced capital-growth projects and acquisitions in the natural gas gathering and processing segment, projects totaling approximately $2.3 billion have been completed as follows:

Completed Project	Location	Capacity	Approximate Costs (a)	Completion Date
			(In millions)
Rocky Mountain Region
Garden Creek I processing plant and infrastructure	Williston Basin	100 MMcf/d	$360	December 2011
Stateline I & II processing plants and infrastructure	Williston Basin	200 MMcf/d	$565	September 2012/April 2013
Divide County gathering system	Williston Basin	270 miles	$125	June 2013
Sage Creek processing plant and infrastructure (b)	Powder River Basin	50 MMcf/d	$152	September 2013
Garden Creek II processing plant and infrastructure	Williston Basin	100 MMcf/d	$310-$345	August 2014
Garden Creek III processing plant and infrastructure	Williston Basin	100 MMcf/d	$325-$360	October 2014
Mid-Continent Region
30 percent interest in Maysville processing plant (b)	Cana-Woodford Shale	40 MMcf/d	$90	December 2013
Canadian Valley processing plant and infrastructure	Cana-Woodford Shale	200 MMcf/d	$300	March 2014
(a) Excludes AFUDC.
(b) Acquisition.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

Approximately $2.0 billion to $2.5 billion of announced capital-growth projects in the natural gas gathering and processing segment are in various stages of construction as follows:

Projects in Progress	Location	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
Rocky Mountain Region
Lonesome Creek processing plant and infrastructure	Williston Basin	200 MMcf/d	$550-$680	Fourth quarter 2015
Sage Creek infrastructure	Powder River Basin	Various	$50	Fourth quarter 2015
Natural gas compression	Williston Basin	100 MMcf/d	$80-$100	Fourth quarter 2015
Bear Creek processing plant and infrastructure	Williston Basin	80 MMcf/d	$230-$330	Second quarter 2016
Demicks Lake processing plant and infrastructure	Williston Basin	200 MMcf/d	$515-$670	Third quarter 2016
Bronco processing plant and infrastructure	Powder River Basin	100 MMcf/d	$170-$245	Third quarter 2016
Mid-Continent Region
Knox processing plant and infrastructure	SCOOP	200 MMcf/d	$365-$470	Fourth quarter 2016
(a) Excludes AFUDC.

Of the approximately $4.1 billion of announced capital-growth projects in the natural gas liquids segment, projects totaling approximately $2.4 billion have been completed as follows:

Completed Project	Capacity	Approximate Costs (a)	Completion Date
		(In millions)
Sterling I expansion	15 MBbl/d	$30	November 2011
Cana-Woodford/Granite Wash NGL plant connections	60 MBbl/d	$220	April 2012
Bushton fractionator expansion	60 MBbl/d	$117	September 2012
Bakken NGL Pipeline	60 MBbl/d	$455	April 2013
Overland Pass Pipeline expansion	45 MBbl/d	$36	April 2013
Ethane Header pipeline	250 MBbl/d	$23	April 2013
Sage Creek NGL infrastructure (b)	Various	$153	September 2013
MB-2 Fractionator	75 MBbl/d	$375	December 2013
Ethane/Propane Splitter	40 MBbl/d	$46	March 2014
Sterling III Pipeline and reconfigure Sterling I and II	193 MBbl/d	$808	March 2014
Bakken NGL Pipeline expansion - Phase I	75 MBbl/d	$100	September 2014
Niobrara NGL Lateral	90 miles	$85	September 2014
(a) Excludes AFUDC.
(b) Acquisition.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

Approximately $1.7 billion of announced capital-growth projects and acquisitions in the natural gas liquids segment are in various stages of completion, as follows:

Projects in Progress	Capacity	Approximate Costs (a)	Expected Completion Date
		(In millions)
MB-3 Fractionator	75 MBbl/d	$525-$575	Fourth quarter 2014
West Texas LPG System (b)	2,600 miles	$800	Fourth quarter 2014
NGL Pipeline and Hutchinson Fractionator infrastructure	95 miles	$140	First quarter 2015
Bakken NGL Pipeline expansion - Phase II	25 MBbl/d	$100	Second quarter 2016
Bronco NGL infrastructure	65 miles	$45-$60	Third quarter 2016
Bear Creek NGL infrastructure	40 miles	$35-$45	Third quarter 2016
Demicks Lake NGL infrastructure	12 miles	$10-$15	Third quarter 2016
(a) Excludes AFUDC.
(b) Acquisition.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK executive management will conduct a joint conference call on Wednesday, Nov. 5, 2014, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 888-554-1424, pass code 6956087, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 6956087.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/2014/OKS Q3 2014 earnings 82N7FW6.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES:

ONEOK Partners has disclosed in this news release historical adjusted EBITDA, DCF, coverage ratio and distributable cash flow to limited partners per limited partner unit, which are non-GAAP financial metrics, used to measure the partnership’s financial performance and are defined as follows:

•	Adjusted EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, impairment charges, income taxes and allowance for equity funds used during construction;

•
DCF is defined as adjusted EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items;

•
Distributable cash flow to limited partners per limited partner unit is computed as DCF less distributions declared to the general partner in the period, divided by the weighted-average number of units outstanding in the period; and

•	Coverage ratio is defined as distributable cash flow to limited partners per limited partner unit divided by the distribution declared per limited partner unit for the period.

The partnership believes the non-GAAP financial measures described above are useful to investors because they are used by many companies in its industry to measure financial

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA, DCF, coverage ratio and distributable cash flow to limited partners per limited partner unit, should not be considered alternatives to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed in a given period nor do they equate to available cash as defined in the partnership agreement.

This news release references forward-looking estimates of annual adjusted EBITDA and adjusted EBITDA investment multiples projected to be generated by projects.  A reconciliation of estimated adjusted EBITDA to GAAP net income is not provided because the GAAP net income generated by the individual projects is not available without unreasonable efforts.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships in the United States and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a pure-play publicly traded general partner, which owns 38.3 percent of the overall partnership interest, as of Sept. 30, 2014.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of distributions), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about global warming;

•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and in our other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
	(Thousands of dollars, except per unit amounts)
Revenues
Commodity sales	$2,754,495	$2,807,329	$8,276,333	$7,453,534
Services	364,874	327,404	1,071,074	966,825
Total revenues	3,119,369	3,134,733	9,347,407	8,420,359
Cost of sales and fuel	2,583,204	2,711,159	7,807,275	7,214,233
Net margin	536,165	423,574	1,540,132	1,206,126
Operating expenses
Operations and maintenance	152,533	108,978	425,715	338,353
Depreciation and amortization	73,901	61,182	212,083	174,086
General taxes	18,252	13,384	55,898	46,249
Total operating expenses	244,686	183,544	693,696	558,688
Gain (loss) on sale of assets	1,534	22	1,533	342
Operating income	293,013	240,052	847,969	647,780
Equity earnings (loss) from investments	(52,347)	27,468	6,747	79,744
Allowance for equity funds used during construction	1,723	6,429	13,947	21,172
Other income	79	3,753	3,003	8,229
Other expense	(2,496)	(589)	(3,056)	(2,447)
Interest expense (net of capitalized interest of $14,303, $14,320, $41,446 and $38,284, respectively)	(70,060)	(57,722)	(211,344)	(171,118)
Income before income taxes	169,912	219,391	657,266	583,360
Income taxes	(2,592)	(2,991)	(9,967)	(7,821)
Net income	167,320	216,400	647,299	575,539
Less: Net income attributable to noncontrolling interests	73	90	226	263
Net income attributable to ONEOK Partners, L.P.	$167,247	$216,310	$647,073	$575,276
Limited partners’ interest in net income:
Net income attributable to ONEOK Partners, L.P.	$167,247	$216,310	$647,073	$575,276
General partner’s interest in net income	(87,796)	(71,344)	(249,697)	(202,732)
Limited partners’ interest in net income	$79,451	$144,966	$397,376	$372,544
Limited partners’ net income per unit, basic and diluted	$0.32	$0.64	$1.65	$1.68
Number of units used in computation (thousands)	249,091	226,991	240,604	222,322

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2014	2013
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$54,029	$134,530
Accounts receivable, net	951,647	1,103,130
Affiliate receivables	5,929	9,185
Natural gas and natural gas liquids in storage	338,345	188,286
Commodity imbalances	74,247	80,481
Other current assets	83,773	67,491
Total current assets	1,507,970	1,583,103
Property, plant and equipment
Property, plant and equipment	11,951,450	10,755,048
Accumulated depreciation and amortization	1,837,105	1,652,648
Net property, plant and equipment	10,114,345	9,102,400
Investments and other assets
Investments in unconsolidated affiliates	1,128,509	1,229,838
Goodwill and intangible assets	825,333	832,180
Other assets	78,085	115,087
Total investments and other assets	2,031,927	2,177,105
Total assets	$13,654,242	$12,862,608
Liabilities and equity
Current liabilities
Current maturities of long-term debt	$7,650	$7,650
Notes payable	—	—
Accounts payable	1,216,107	1,255,411
Affiliate payables	29,382	47,458
Commodity imbalances	171,249	213,577
Accrued interest	88,048	92,711
Other current liabilities	159,341	89,211
Total current liabilities	1,671,777	1,706,018
Long-term debt, excluding current maturities	6,039,997	6,044,867
Deferred credits and other liabilities	131,799	113,027
Commitments and contingencies
Equity
ONEOK Partners, L.P. partners’ equity:
General partner	204,110	170,561
Common units: 177,354,481 and 159,007,854 units issued and outstanding at September 30, 2014, and December 31, 2013, respectively	4,320,934	3,459,920
Class B units: 72,988,252 units issued and outstanding at September 30, 2014, and December 31, 2013	1,381,800	1,422,516
Accumulated other comprehensive loss	(100,584)	(58,837)
Total ONEOK Partners, L.P. partners’ equity	5,806,260	4,994,160
Noncontrolling interests in consolidated subsidiaries	4,409	4,536
Total equity	5,810,669	4,998,696
Total liabilities and equity	$13,654,242	$12,862,608

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2014	2013
	(Thousands of dollars)
Operating activities
Net income	$647,299	$575,539
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	212,083	174,086
Allowance for equity funds used during construction	(13,947)	(21,172)
Loss (gain) on sale of assets	(1,533)	(342)
Deferred income taxes	4,397	5,673
Equity earnings from investments	(6,747)	(79,744)
Distributions received from unconsolidated affiliates	84,298	79,022
Changes in assets and liabilities:
Accounts receivable	159,829	(42,539)
Affiliate receivables	3,256	2,865
Natural gas and natural gas liquids in storage	(150,059)	(154,793)
Accounts payable	(33,945)	171,770
Affiliate payables	(18,076)	(31,776)
Commodity imbalances, net	(36,094)	(48,984)
Accrued interest	(4,663)	11,811
Other assets and liabilities, net	40,957	12,702
Cash provided by operating activities	887,055	654,118
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,172,950)	(1,373,904)
Acquisitions	(14,000)	(304,889)
Contributions to unconsolidated affiliates	(1,063)	(4,558)
Distributions received from unconsolidated affiliates	24,925	24,891
Proceeds from sale of assets	2,388	641
Cash used in investing activities	(1,160,700)	(1,657,819)
Financing activities
Cash distributions:
General and limited partners	(768,094)	(669,981)
Noncontrolling interests	(353)	(442)
Borrowing of notes payable, net	—	47,000
Issuance of long-term debt, net of discounts	—	1,247,822
Long-term debt financing costs	—	(10,217)
Repayment of long-term debt	(5,738)	(5,738)
Issuance of common units, net of issuance costs	947,472	569,246
Contribution from general partner	19,857	11,967
Cash provided by financing activities	193,144	1,189,657
Change in cash and cash equivalents	(80,501)	185,956
Cash and cash equivalents at beginning of period	134,530	537,074
Cash and cash equivalents at end of period	$54,029	$723,030

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$178.2	$130.9	$486.7	$365.4
Operating costs	$64.3	$45.1	$188.5	$141.7
Depreciation and amortization	$31.3	$27.4	$89.6	$76.4
Operating income	$82.9	$58.5	$208.9	$147.7
Equity earnings (loss) from investments	$(71.1)	$4.7	$(60.5)	$16.2
Natural gas gathered (BBtu/d) (a)	1,847	1,389	1,665	1,311
Natural gas processed (BBtu/d) (a) (b)	1,666	1,135	1,462	1,060
NGL sales (MBbl/d) (a)	111	83	100	77
Residue natural gas sales (BBtu/d) (a)	792	521	682	475
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.93	$0.90	$0.97	$0.87
Realized condensate net sales price ($/Bbl) (a) (c)	$81.02	$90.68	$78.00	$87.40
Realized residue natural gas net sales price ($/MMBtu) (a) (c)	$3.92	$3.36	$3.91	$3.48
Average fee rate ($/MMBtu) (a)	$0.36	$0.35	$0.36	$0.35
Capital expenditures - growth	$206.1	$197.0	$478.8	$556.9
Capital expenditures - maintenance	$8.8	$7.5	$27.2	$17.6
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Liquids
Net margin	$283.0	$226.2	$818.1	$632.1
Operating costs	$76.9	$57.0	$218.1	$171.1
Depreciation and amortization	$31.7	$23.0	$89.8	$65.0
Operating income	$173.8	$146.2	$509.5	$396.0
Equity earnings from investments	$4.4	$6.3	$13.6	$15.4
NGL sales (MBbl/d)	626	686	598	647
NGLs transported-gathering lines (MBbl/d) (a)	529	574	508	542
NGLs fractionated (MBbl/d) (b)	553	557	515	535
NGLs transported-distribution lines (MBbl/d) (a)	377	454	412	426
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.03	$0.04	$0.06	$0.04
Capital expenditures - growth	$145.8	$222.6	$603.6	$753.3
Capital expenditures - maintenance	$8.0	$8.2	$33.9	$21.0
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Pipelines
Net margin	$73.4	$69.5	$242.4	$211.2
Operating costs	$28.0	$23.5	$82.7	$75.6
Depreciation and amortization	$10.9	$10.8	$32.6	$32.7
Operating income	$36.2	$35.2	$128.7	$102.9
Equity earnings from investments	$14.4	$16.5	$53.7	$48.1
Natural gas transportation capacity contracted (MDth/d) (a)	5,725	5,428	5,760	$5,486.0
Transportation capacity subscribed (a)	90%	89%	91%	90%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$3.77	$3.42	$4.58	$3.56
Capital expenditures - growth	$—	$5.4	$3.6	$7.8
Capital expenditures - maintenance	$10.7	$5.7	$22.4	$14.7
(a) - Includes volumes for consolidated entities only.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
	(Thousands of dollars, except per unit amounts)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
Net income	$167,320	$216,400	$647,299	$575,539
Interest expense	70,060	57,722	211,344	171,118
Depreciation and amortization	73,901	61,182	212,083	174,086
Impairment charges (a)	76,412	—	76,412	—
Income taxes	2,592	2,991	9,967	7,821
Allowance for equity funds used during construction	(1,723)	(6,429)	(13,947)	(21,172)
Adjusted EBITDA	388,562	331,866	1,143,158	907,392
Interest expense	(70,060)	(57,722)	(211,344)	(171,118)
Maintenance capital	(29,406)	(21,427)	(86,968)	(53,289)
Equity (earnings) loss from investments	52,347	(27,468)	(6,747)	(79,744)
Impairment charges (a)	(76,412)	—	(76,412)	—
Distributions received from unconsolidated affiliates	31,574	34,409	109,223	103,913
Other	(3,302)	(510)	(7,456)	(2,932)
Distributable cash flow	$293,303	$259,148	$863,454	$704,222

Distributions to general partner	(90,135)	(71,812)	(252,939)	(205,002)
Distributable cash flow to limited partners	$203,168	$187,336	$610,515	$499,220

Distributions declared per limited partner unit	$0.775	$0.725	$2.28	$2.16
Coverage ratio	1.05	1.14	1.11	1.04

Number of units used in computation (thousands)	249,091	226,991	240,604	222,322
(a) Amount includes $23.0 million for our proportionate share of the long-lived asset impairment charge of our equity method investee Bighorn Gas Gathering and $53.4 million impairment charge for our investment in Bighorn Gas Gathering.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

ONEOK Partners, L.P. and Subsidiaries
UPDATED EARNINGS GUIDANCE MIDPOINTS*

	Updated	Previous
	2014	2014
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Operating income
Natural Gas Gathering and Processing	$305	$288	$17
Natural Gas Liquids	700	776	(76)
Natural Gas Pipelines	180	143	37
Operating income	1,185	1,207	(22)
Equity earnings from investments	33	110	(77)
Other income (expense)	15	3	12
Interest expense	(282)	(285)	3
Income before income taxes	951	1,035	(84)
Income taxes	(11)	(10)	(1)
Net income attributable to ONEOK Partners, L.P.	$940	$1,025	$(85)

Capital expenditures (a)
Natural Gas Gathering and Processing	$919	$1,214	$(295)
Natural Gas Liquids	716	798	(82)
Natural Gas Pipelines	71	74	(3)
Other	19	23	(4)
Total capital expenditures	$1,725	$2,109	$(384)

Growth	$1,585	$1,965	$(380)
Maintenance	140	144	(4)
Total capital expenditures	$1,725	$2,109	$(384)
*Amounts shown are midpoints of ranges provided.
(a) Excludes acquisitions and AFUDC.

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ONEOK Partners Announces Third-quarter Results;
Revises 2014 Financial Guidance

November 4, 2014

ONEOK Partners, L.P. and Subsidiaries
EARNINGS GUIDANCE*

	Updated	Previous
	2014	2014
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow
Net income	$940	$1,025	$(85)
Interest expense	282	285	(3)
Depreciation and amortization	288	306	(18)
Impairment charges (a)	76	—	76
Income taxes	11	10	1
Allowance for equity funds used during construction and other	(17)	(8)	(9)
Adjusted EBITDA	$1,580	$1,618	$(38)
Interest expense	(282)	(285)	3
Maintenance capital	(140)	(144)	4
Impairment charges (a)	(76)	—	(76)
Equity earnings from investments	(33)	(110)	77
Distribution received from unconsolidated affiliates	138	128	10
Other	(2)	(5)	3
Distributable cash flow	$1,185	$1,202	$(17)
*Amounts shown are midpoints of ranges provided.
(a) Amount includes $23.0 million for our proportionate share of the long-lived asset impairment charge of our equity method investee Bighorn Gas Gathering and $53.4 million impairment charge for our investment in Bighorn Gas Gathering.